Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 24, 2011, relating to the financial statements and financial statement schedule of BCD Semiconductor Manufacturing Limited and subsidiaries (“Company”) appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2010.

/s/ Deloitte & Touche

Taipei, Taiwan

The Republic of China

May 25, 2011